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                                                                    Exhibit 99.1


                   KODIAK ENERGY, INC. ANNOUNCES COMPLETION OF
                           BROKERED PRIVATE PLACEMENT

[Not for distribution to U.S. news wire services or dissemination in the United States.]

CALGARY, ALBERTA -- (MARKET WIRE) -- 11/01/07 -- Kodiak Energy, Inc. (OTCBB:
KDKN.OB) ("Kodiak" or the "Corporation") is pleased to announce that it has closed a brokered private placement (the "Offering") of common shares (the "Common Shares") and common shares issued on a "flow-through" basis (the "Flow-Through Shares"). Pursuant to the Offering, and on October 30, 2007, the Corporation issued 1,000,000 Common Shares at a purchase price of US$2.50 per Common Share and 50,000 Flow-Through Shares at a purchase price of US$3.00 per Flow-Through Share, for total gross proceeds of US $2,650,000.00. The Corporation issued an additional 400,000 Common Shares pursuant to the Offering on November 1, 2007 at a purchase price of US$2.50 per Common Share for gross proceeds of US$1,000,000.00.

In connection with the closings of the Offering, Research Capital Corporation (the "Research"), as agent, was paid fees and commission which in the aggregate totaled 8.0% of the gross proceeds to Kodiak. Research was also granted options to purchase: (a) until April 30, 2009: (i) 80,000 Common Shares at a purchase price of US$2.50 per Common Share, and (ii) 4,000 Common Shares at a purchase price of US$3.00 per Common Share; and (b) until May 1, 2009, 32,000 Common Shares at a purchase price of US$2.50 per Common Share.

All of the Common Shares and Flow-Through Shares issued pursuant to the Offering will be subject to a four month hold period in Canada and an indefinite hold period in the United States.

About the Corporation

Kodiak Energy, Inc. is a Calgary based publicly traded oil and gas exploration and development Corporation focused on creating a portfolio of North American assets that offer not only immediate production and cash flow but growth through exploration. The Corporation, either directly or through its subsidiaries has lease holdings in Montana, south eastern Alberta, north eastern Alberta and high impact prospects located in the central Mackenzie River Valley of the Northwest Territories ("Little Chicago") and the Tucumcari Basin area in north-eastern New Mexico ("Sophia" and "Spear Draw").

This press release may contain forward-looking statements. The words or phrases "would be," "will" "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in the Corporation's proposed oil and gas related business. The Corporation's business is subject to various risks, which are discussed in the Corporation's filings with the Securities and Exchange Commission ("SEC"). The Corporation's filings may be accessed at the SEC's Edgar system at www.sec.gov and on SEDAR in Canada. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Corporation cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such a statement.

Further information relating to Kodiak may be found on www.sedar.com and www.sec.gov as well as on Kodiak's website at www.kodiakpetroleum.com.

Contacts:
Kodiak Energy, Inc.
Mark Hlady
CEO
(403) 262-8044
Email: kodiakenergy@Gmail.com
Website: www.kodiakpetroleum.com

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